UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2004

RYDER SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Florida	1-4364	59-0739250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3600 NW 82nd Avenue
Miami, Florida	33166
(Address of Principal Executive Offices)	(Zip Code)

(305) 500-3726

(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
SIGNATURE

Item 8.01 Other Events

As previously reported, the IRS began auditing our federal income tax returns for 1998 through 2000 in 2003. While the audit is not complete, in November 2004 the IRS proposed adjustments that challenge certain of our tax positions primarily related to (i) a capital loss on the sale of a minority interest in our captive insurance company, (ii) the tax treatment for a sale and leaseback of certain revenue earning equipment in 1999 and 2000 (not involving our securitization activities), and (iii) the tax basis for certain revenue earning equipment acquired in 1998 and related depreciation for such assets (collectively, the “Proposed Adjustments”). We believe that our tax positions comply with applicable tax law and intend to vigorously defend our positions through applicable IRS and judicial procedures, as appropriate. However, if the IRS were to ultimately prevail on the Proposed Adjustments, the amount of tax the Company would have to pay for all periods to date, excluding interest and possible penalties, is approximately $190 million (after offsets of available federal net operating losses and alternative minimum tax credit carry-forwards). Interest through September 30, 2004 would have been approximately $50 million, net of related tax deductions. The IRS may also seek to impose penalties, the amount of which cannot be determined at the present time.

We have established accruals related to the Proposed Adjustments that we believe are appropriate. However, such accruals require management to make estimates and judgments with respect to the outcome of the Proposed Adjustments. The resolution of the Proposed Adjustments may result in tax liabilities that are higher or lower than the accruals established. Resolution of the Proposed Adjustments within the amounts accrued would not have a material adverse effect on our financial position, results of operations and cash flows. However, a resolution that is materially in excess of our tax accruals could have a material adverse effect on our financial position, results of operations and cash flows in the period in which the matter is ultimately resolved.

Tax audits are by their very nature complex and can take several years to complete. While we cannot predict with certainty how long the resolution of these issues will take, based on our previous IRS audits, we believe that the issues will be resolved prior to December 31, 2006.

We believe that the Company has not entered into any other transactions since 2000 that raise the same type of issues identified by the IRS in the Proposed Adjustments.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2004	RYDER SYSTEM, INC. (Registrant)
	By:	/s/ Tracy A. Leinbach
Tracy A. Leinbach, Executive Vice
President and Chief Financial Officer